Exhibit 99.1

DAVID F. SCHAIBLE, NEWFIELD PRESIDENT AND COO, DIES AT 46

FOR IMMEDIATE RELEASE

Houston - October 15, 2007 - David F. Schaible, Newfield Exploration Company’s (NYSE:NFX) President and Chief Operating Officer, died Saturday afternoon, October 13, after a brief battle with cancer. He was 46.

“It is with heavy heart that we make this announcement,” said David A. Trice, Newfield Chairman and Chief Executive Officer. “Our thoughts and prayers are with Dave’s wife, Tina, and his four wonderful children. Dave positively influenced the lives of all those around him and will continue to through this special organization that he helped create. Dave made those around him better. His presence will always be felt in all we do and accomplish in the future.

“One of Dave’s greatest accomplishments was helping to build a team of leaders within Newfield that shared his values. Dave’s important responsibilities will be filled by me and the other members of our Leadership Group,” said Trice.

Newfield has no current plans to fill Schaible’s seat on the Board of Directors. David Trice will reassume the role of President in addition to Chairman and CEO.

In addition to his role as President and COO, Schaible served on Newfield’s Board of Directors since 2002. He joined Newfield at the time of the Company’s founding in 1988. He was only 28 at the time and was the youngest member of the founding group of employees. Through his hard work, dedication to success and his ability to quickly understand all facets of the business, his responsibilities increasingly grew. He served as Executive Vice President - Operations and Acquisitions from November 2004 through July 2007, Vice President - Acquisitions and Development from 1995 - 2004, Manager - Acquisitions and Development from 1992 - 95, Coordinator - Acquisitions and Marketing from 1991 - 92 and a Petroleum Engineer from 1989 - 91.

Prior to Newfield, Schaible was Senior Production Engineer in the Eastern Gulf Division of Tenneco Oil Exploration and Production Company. Schaible earned a degree in Petroleum Engineering from Marietta College, where he served on the Industry Advisory Committee. He was active in the Society of Petroleum Engineers.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the deepwater Gulf of Mexico. The Company has international operations in Malaysia and China.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com